Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FIRST QUARTER RESULTS
Completes Reorganization from Trust to Corporation
Earnings Call to be held 8:30 am ET on Friday, May 7, 2021
DALLAS, TX (May 6, 2021) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or "TPL") today announced its financial and operating results for the first quarter of 2021.
“We are very pleased with our first quarter results, which demonstrate continued strong momentum across our business lines. Having successfully navigated the challenges of COVID-19 while achieving consistently positive operating results, we were, and continue to be, well positioned to take full advantage of the oil and gas recovery that is taking place. This was also a landmark quarter in our Company’s history as we completed our reorganization from a trust to a corporation. We feel this enhanced structure is better suited for today’s corporate governance landscape and provides superior alignment of management and shareholder interests,” said Tyler Glover, President and Chief Executive Officer of the Company.

“Looking ahead, we now remain fully focused on developing our many avenues for growth across our diversified platform by continuing to refine our operations, grow our customer base, and leverage potential outside growth opportunities. Our vast and largely undeveloped surface and royalty acreage provides us with an exceptionally robust runway for long-term value creation, and with our fortress balance sheet, stable cash flows, and low capital requirements we believe we can achieve sustained growth for many years to come,” Mr. Glover continued.

First Quarter 2021 Highlights
•Net income of $50.1 million, or $6.45 per Common Share

•Revenues of $84.2 million

•EBITDA of $65.9 million (1)

•Cash flows from operating activities of $52.4 million

•Quarterly cash dividend of $2.75 per Common Share paid on March 15, 2021

•Completed corporate reorganization from a business trust to a Delaware corporation effective January 11, 2021 (the "Corporate Reorganization").

(1) Reconciliations of Non-GAAP measures are provided in the tables below.

Financial Results for the First Quarter of 2021

The Company reported net income of $50.1 million for the first quarter ended March 31, 2021, a decrease of 12.8% compared to net income of $57.4 million for the first quarter ended March 31, 2020. Our financial results for the first quarter of 2021 have been negatively impacted by the decreased pace of development by operators in the Permian Basin, as further discussed in the next section below, and Winter Storm Uri in February 2021. Winter Storm Uri created operational issues in the Permian Basin which negatively impacted development and production for the month of February 2021. The combination of these events has not only affected our production and produced water disposal volumes, but also directly impacted our surface-related income and water sales.

Our total revenues decreased $12.4 million for the first quarter of 2021 compared to the same period of 2020. Water sales and easements and other surface-related income decreased $14.0 million and $4.7 million, respectively, for the first quarter of 2021 compared to the first quarter of 2020. These revenue streams are directly impacted by development and operating decisions made by our customers and vary as the pace of development and oil demand varies. The $14.0 million decrease in water sales for the first quarter of 2021 compared to 2020 is principally due to a 40.7% decrease in the number of barrels of sourced and treated water sold over the same time period. These reductions in revenue were partially offset by oil and gas royalties, which increased 16.9%, or $7.2 million, for the first quarter of 2021 compared to the same period of 2020. While oil royalties decreased 4.6%, gas royalties increased $8.8 million, largely due to a 121.1% increase in our average realized price for gas production for this time period.

Our total operating expenses of $22.1 million for the first quarter of 2021 decreased approximately $3.9 million compared to the same period of 2020. The decrease was principally due to a $3.5 million decrease in water service-related expenses primarily related to decreased equipment rental, fuel and repairs and maintenance expenses resulting from a 40.7% decrease in the number of barrels of sourced and treated water sold and ongoing cost savings measures, further discussed below.

COVID-19 Pandemic and Impact of Increased Supply by OPEC+

The uncertainty caused by the global spread of COVID-19, together with the increased supply of oil and gas by member nations of OPEC+, led to declines in crude oil prices and a reduction in global demand for oil and gas beginning in the first quarter of 2020. These events led to production curtailments and/or conservation of capital by the owners and operators of the oil and gas wells to which the Company’s royalty interests relate. These events negatively affected the Company’s business and operations for 2020. The lingering impact of these events continues to reduce the demand for oil in 2021, and we expect that they will continue to affect our financial results in 2021.

In response to these events, we implemented certain cost reduction measures during 2020 and continue to identify additional cost reduction opportunities in 2021, thus reducing our operating expenses. Our immediate focus was negotiating price reductions and discounts with certain vendors and reducing our usage of independent contract service providers. As part of our longer-term water business strategy, we have invested in electrifying our water sourcing infrastructure. The use of electricity instead of fuel-powered generators to source and transport water translates into reduced fuel, equipment rental and repairs and maintenance costs. This strategy not only reduces our current expenses but affords us the ability to continue cost savings in the future. Additionally, our investment in automation has allowed us to curtail our reliance on independent contract service providers to support our field operations.

Our primary focus has always been, and will continue to be, on maintaining a safe and healthy work environment for our employees. Our information technology infrastructure has afforded us the opportunity to allow our corporate employees to work remotely and we have deployed additional safety and sanitation measures for our field employees.

Despite the uncertainty caused by these events, we believe our longevity in the industry, strong financial position and our capital resource allocation discipline have equipped us with the tools necessary to continue navigating through the uncertainty.

Quarterly Dividend Declared

On May 3, 2021, our board of directors declared a quarterly cash dividend of $2.75 per share payable on June 15, 2021 to stockholders of record at the close of business on June 8, 2021.

Stock Repurchase Program

On May 3, 2021, our board of directors approved a stock repurchase program to purchase up to an aggregate of $20.0 million of shares of our outstanding common stock. Acquisitions pursuant to the stock repurchase program may be made through a combination of open market repurchases in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, privately negotiated transactions, and/or other transactions at the Company’s discretion. In connection with the stock repurchase program, the Company intends to enter into a Rule 10b5-1 trading plan that would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under securities laws. The stock repurchase program will expire on December 31, 2021 unless otherwise modified or earlier terminated by our board of directors at any time in its sole discretion. Repurchased shares will be held in treasury.

Subsequent Events

On April 7, 2021, the Company announced that, effective May 31, 2021, Chief Financial Officer Robert Packer will retire. Chris Steddum, TPL’s current Vice President, Finance and Investor Relations, will succeed Mr. Packer as the Company’s Chief Financial

Officer. The Company has also appointed Stephanie Buffington, TPL’s current Vice President, Accounting, to the newly created role of Chief Accounting Officer. Both appointments will become effective on June 1, 2021. Mr. Packer will serve as an advisor to the Company through the end of the year.

Conference Call and Webcast Information

The Company will hold a conference call on Friday, May 7, 2021 at 8:30 a.m. Eastern Time to discuss first quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at www.texaspacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13718997. The telephone replay will be available starting shortly after the call until May 21, 2021.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases, material sales and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at www.texaspacific.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: an inability to achieve some or all of the expected benefits of the Corporate Reorganization and distribution; potential adverse reactions or changes to business relationships resulting from the completion of the Corporate Reorganization; the potential impacts of COVID-19 on the global and U.S. economies as well as on TPL’s financial condition and business operations; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with TPL and the Corporate Reorganization are also more fully discussed in a Current Report on Form 8-K filed by TPL with the SEC on December 31, 2020, which includes an information statement describing the Corporate Reorganization and the distribution in more detail. You can access TPL’s filings with the SEC through the SEC website at www.sec.gov and TPL strongly encourages you to do so. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:

Investor Relations
IR@TexasPacific.com
(469) 305-3672

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Oil and gas royalties	$49,533	$42,360
Water sales	12,956	26,967
Produced water royalties	12,549	12,506
Easements and other surface-related income	9,047	13,761
Land sales	—	900
Other operating revenue	70	100
Total revenues	84,155	96,594

Expenses:
Salaries and related employee expenses	9,979	10,620
Water service-related expenses	3,298	6,780
General and administrative expenses	2,806	2,959
Legal and professional fees	2,212	2,358
Depreciation, depletion and amortization	3,838	3,335
Total operating expenses	22,133	26,052

Operating income	62,022	70,542

Other income, net	5	826
Income before income taxes	62,027	71,368
Income tax expense (benefit):
Current	12,122	14,022
Deferred	(147)	(55)
Total income tax expense	11,975	13,967
Net income	$50,052	$57,401

Net income per Common Share/Sub-share Certificate — basic and diluted	$6.45	$7.40

Weighted average number of Common Shares/Sub-share Certificates outstanding	7,756,156	7,756,156

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2021		2020
Revenues:
Land and resource management:
Oil and gas royalties	$49,533	59%	$42,360	44%
Easements and other surface-related income	8,187	10%	13,298	14%
Land sales and other operating revenue	70	—%	1,000	1%
	57,790	69%	56,658	59%
Water services and operations:
Water sales	12,956	15%	26,967	28%
Produced water royalties	12,549	15%	12,506	13%
Easements and other surface-related income	860	1%	463	—%
	26,365	31%	39,936	41%
Total consolidated revenues	$84,155	100%	$96,594	100%

Net income:
Land and resource management	$39,513	79%	$39,118	68%
Water services and operations	10,539	21%	18,283	32%
Total consolidated net income	$50,052	100%	$57,401	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Net income	$50,052	$57,401
Add:
Income tax expense	11,975	13,967
Depreciation, depletion and amortization	3,838	3,335
EBITDA	$65,865	$74,703